MINUTES OF A MEETING OF THE BOARD OF DIRECTORS OF LEGAL PLAY ENTERTAINMENT INC. HELD IN CAPE TOWN ON THE 1ST DAY OF MARCH, 2006

WHERAS
•	Legal Play Entertainment Inc (the “Company) no longer has the License to use the patent for the game of Skill Poker
•	The company has no interest in pursuing Skill Poker for the future
•
The Company is the legal owner of all the issued and outstanding shares in SkillPoker.com Inc. and was in the process of dissolving the Company but has agreed to pass Transfer of the shares to Randy Peterson (or his nominee) , who originally introduced the Skill Poker concept to the Company.

RESOLVED THAT

1	The Company hereby agrees to transfer their shareholding in SkillPoker.com Inc to Randy Peterson (or his nominee) for $1.00

2	The Company hereby appoints Cecil Morris to sign all such documents to pass transfer of the shares in Skill Poker.com Inc. to Randy Petersen or nominee

By order of the Board

Certified a true copy

Dated this 1st day of March, 2006

    /s/ Cecil Morris
              Cecil Morris